Exhibit 10.13

 SUMMARY OF OFFER LETTER BETWEEN THE COMPANY AND MICHAEL E. CROW

The Company extended an offer letter to Michael E. Crow, our Senior Vice President — Finance and Chief Accounting Officer, in April 2003, which was subsequently amended in March 2004. Pursuant to the offer letter, Mr. Crow is an at-will employee, is paid a base salary and is eligible to receive discretionary bonuses as the Board of Directors may determine. Mr. Crow may also participate in benefit plans generally available to our executive employees.

In the event that Mr. Crow’s employment is terminated by the Company for a reason other than cause (as defined in the offer letter), Mr. Crow will be entitled to his base salary for one year, to be paid in accordance with the Company's standard payroll practices at the time. If Mr. Crow finds other employment during that one-year severance period, however, the amount of severance pay will be reduced by the amount of his new salary (and any deferred compensation) earned from the new employment during the severance period. Mr. Crow is also subject to confidentiality and non-competition covenants.